Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FIRM

To the Board of Directors

Duska Therapeutics, Inc. and Subsidiary

We consent to incorporation by reference in the Amendment No. 1 to Registration Statement of Duska Therapeutics, Inc. and Subsidiary, on Form SB-2 to be filed with the Commission on or about February 7, 2005 of our Independent Auditors’ Report dated April 23, 2004 covering the financial statements of Duska Therapeutics, Inc. and Subsidiary for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ STONEFIELD JOSEPHSON, INC.

        Stonefield Josephson, Inc.

        CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California

February 7, 2005